Exhibit 10.2

UNCOMMITTED LINE OF CREDIT AGREEMENT

                Uncommitted Line of Credit Agreement (as amended or otherwise modified from time to time, this “Agreement”), dated as of June 23, 2005, is between ATB Holdings Inc. (the “Borrower”) and Citibank, N.A. (the “Lender”).

                The Borrower and the Lender hereby agree as follows:

                1. The Lender agrees to consider from time to time, from the Effective Date (as defined in Section 8) until July 10, 2005 (such date, or the earlier termination of this Agreement pursuant to Section 11, being the “Termination Date”), the Borrower’s requests that the Lender make advances (“Advances”) to it in an aggregate amount not to exceed two billion dollars ($2,000,000,000) at any one time outstanding. The proceeds of the Advances are to be used solely to fund a capital contribution from ATB Holdings Inc. to EXM LLC.  This letter is not a commitment to lend but rather sets forth the procedures to be used in connection with the Borrower’s requests for the Lender’s making of Advances to it from time to time on or prior to the Termination Date and, if the Lender makes Advances to the Borrower hereunder, the Borrower’s obligations to the Lender with respect thereto.

                2.  Each request by the Borrower to the Lender for an Advance based on a Quoted Rate (as defined in Section 4) (a “Quoted Rate Advance”) will be given not later than 11:00 A.M. (New York City time) on the date of such proposed Advance.  Each request will specify (i) the date on which the Borrower wishes the Advance to be made (which will be a day of the year on which banks are not required or authorized by law to close in New York City (“Business Day”)), (ii) the amount it wishes to borrow (which will be in the amount of $1,000,000 or an integral multiple thereof), and (iii) the interest period (“Interest Period”) it wishes to apply to such Advance.  The duration of each Interest Period will be a term requested by the Borrower and agreed to by the Lender, provided that (i) the Borrower may not select any Interest Period that ends after the Termination Date and (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period will be extended to occur on the next succeeding Business Day.  If the Lender agrees to make such Advance, it will make such funds available to the Borrower in same day funds to:

ATB Holding, Inc.

Citibank, N.A.

Account #30599413

ABA #021000089

                3.  The Borrower will repay the principal amount of each Advance on the earliest to occur of DEMAND, the last day of the Interest Period for such Advance and the Termination Date, together with accrued interest thereon.  The Borrower may prepay any Advance made to it in whole or in part on any Business Day, provided that (i) the Borrower has given the Lender at least one Business Days’ irrevocable written notice of such prepayment (and on the date specified for such prepayment in such notice, the Borrower will prepay the amount of the Advance to be prepaid, together with accrued interest thereon to the date of prepayment and any other amounts payable by the Borrower pursuant to Section 15), and (ii) each partial prepayment will be in a principal amount of at least $1,000,000.

                4. The Borrower will pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until such principal amount is paid in full at a rate equal to the Quoted Rate for such Advance, in arrears on DEMAND, or if no demand has been made, on the last day of the Interest Period for such Advance.  Any overdue amount of principal, interest or other amount payable hereunder will bear interest, payable on demand, at the Base Rate (as defined below) plus 2% per annum.

                “Quoted Rate” means, for any Quoted Rate Advance, a rate quoted by the Lender and agreed to by the Borrower for such Advance.

                “Base Rate” means a fluctuating rate of interest announced publicly by Citibank, N.A. in New York, New York from time to time as its base rate.

                5.  Left Blank Intentionally

                6.  If, due to either the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, there is any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Advances, then the Borrower will from time to time, upon the Lender’s demand, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost.  In addition, if the Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date hereof affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and that the amount of such capital is increased by or based upon the existence of Advances hereunder,  then, upon the Lender’s demand, the Borrower will immediately pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such corporation in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of  the Advances hereunder.  A certificate as to such amounts submitted to the Borrower by the Lender will be conclusive and binding for all purposes, absent manifest error.  Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to fund or maintain Advances made hereunder, then, on notice thereof and demand therefor made by the Lender, each Advance will automatically, upon such demand, convert into an Advance accruing interest at the Base Rate.  Any Advance accruing interest at the Base Rate will continue to be an “Advance” for the purposes of this Agreement.

                7.  The Borrower will make each payment (whether in respect of principal, interest or otherwise) payable by it hereunder, irrespective of any right of counterclaim or set-off, not later than 2:00 P.M. (New York City time) on the day when due in U.S. dollars to the Lender at 399 Park Avenue New York, NY, 10022 in same day funds.  The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with the Lender or any of the Lender’s affiliates any amount so due.  All computations of interest will be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Lender of an interest rate hereunder will be conclusive and binding for all purposes, absent manifest error.  Whenever any payment hereunder is stated to be due on a day other than a Business Day, such payment will be made on the next succeeding Business Day, and such extension of time will in such case be included in the computation of payment of interest.

                8.  This Agreement will become effective on and as of the first date (the “Effective Date”) on which the Lender has received the following, each in form and substance satisfactory to the Lender: (i) a counterpart of this Agreement duly executed by the Lender and the Borrower; (ii) certified copies of the resolutions of the Borrower’s Board of Directors (“Board”) or committee of the Board approving this Agreement, and of all other documents evidencing necessary corporate action and governmental and other third party approvals, if any, with respect to this Agreement; and (iii) a certificate of the Borrower’s Secretary or Assistant Secretary certifying the names and true signatures of the Borrower’s officers authorized to sign this Agreement and the other documents to be delivered hereunder and to request Advances hereunder (“Designated Officers”).

                                                                9.  Each request by the Borrower for an Advance and the acceptance by the Borrower of the proceeds of such Advance will constitute a representation and warranty by the Borrower that on the date of such Advance the representations and warranties contained in Section 10 are correct on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a date other than the date of such Advance).  In addition, the Borrower agrees to deliver to the Lender such other documents and other information requested by the Lender in connection with an Advance requested by the Borrower.

                10.  The Borrower represents and warrants as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) The execution, delivery and performance by the Borrower of this Agreement, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers and authority, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) any law or any contractual restriction binding on or affecting it.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement.

(d) This Agreement has been duly executed and delivered by the Borrower, and is its legal, valid and binding obligation enforceable against the Borrower in accordance with its terms.

(e) There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or its subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole, the Lender’s rights and remedies under this Agreement, or the Borrower’s ability to perform its obligations under this Agreement, or (ii) purports to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(f) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(g) No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(h) No proceeds of any Advance will be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                11.  This Agreement may be terminated by the Borrower or the Lender by giving written notice of termination to the other party hereto, but no such termination will affect the Borrower’s obligations with respect to Advances outstanding at the time of such termination.  The Lender may amend or modify the terms and conditions of this Agreement at any time without prior notice to the Borrower and without the Borrower’s consent, but no such amendment or modification will affect the Borrower’s obligations with respect to Advances outstanding at the time of such amendment or modification.  At the time the Borrower makes a request for an Advance, the Lender agrees to notify the Borrower of any such amendment or modification, provided that neither the Lender’s agreement to so notify the Borrower, nor the Lender’s failure to so notify the Borrower, will affect the uncommitted nature of this Agreement.

                12.  All notices and other communications provided for hereunder will be in writing (including telecopier communication) and mailed, telecopied or delivered, if to the Borrower, at its address at 5555 San Felipe, Houston, TX  77056, Attention: Treasurer; if to the Lender, at its address at One Penn’s Way, New Castle, DE, 19720, Attention: Dennis Banfield, Loan Administrator; or, as to either party, at such other address as is designated by such party in a written notice to the other party.  All such notices and communications will, when mailed or telecopied, be effective three Business Days after deposit in the mails, or when telecopied, respectively, except that notices and communications to the Lender pursuant to Sections 2, 3 or 11 will not be effective until received by the Lender.

                13.  No failure on the Lender’s part to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

                14.  (a)  The Borrower agrees to pay on demand all of the Lender’s reasonable out-of-pocket costs and expenses (including without limitation, reasonable counsel fees and expenses) in connection with the preparation, execution, delivery, administration, modification, amendment and enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement.

                (b)  The Borrower will defend, indemnify and hold harmless the Lender, its affiliates and each of its and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, reasonable fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation, litigation or proceeding, or the preparation of a defense in connection therewith), in each case arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person, or any Indemnified Party is otherwise a party thereto, and whether or not the transactions contemplated hereby are consummated.

                (c)  No Indemnified Party will have any liability (whether in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

                15.  If the Borrower makes any payment of principal of any Advance on any day other than the last day of the Interest Period applicable thereto (as a result of a prepayment, demand, conversion of the interest rate for any Advance to the Base Rate pursuant to Section 6, or otherwise), or if the Borrower fails to borrow or prepay any Advance after the Borrower has given the Lender notice thereof and, in the case of a borrowing, the Lender has agreed to make such Advance, the Borrower will, upon demand by the Lender, pay the Lender any amounts required to compensate the Lender for any losses, costs or expenses that the Lender may reasonably incur as a result of such payment or failure to borrow or prepay.

                16.  This Agreement is binding upon and will inure to the benefit of the Borrower, the Lender and their respective successors.  Either party may, with the written consent of the other party (which consent will not be unreasonably withheld), assign to one or more persons all or a portion of its rights and obligations under this Agreement, provided that the consent of the Borrower will not be required in connection with an assignment to an affiliate of the Lender.  Notwithstanding any other provisions set forth in this Agreement, the Lender may at any time create a security interest in all or any portion of the Lender’s rights under this Agreement in favor of any Federal Reserve Bank.

                17.  This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement.

                18.  The Borrower hereby irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and (iv) irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 12.  The Borrower agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing herein will affect the Lender’s right to serve legal process in any other manner permitted by law or affect the Lender’s right to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

                19.  If a payment has not been made by the Borrower when due hereunder, the Lender and each of its affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or any of its affiliates to or for the Borrower’s credit or account against any and all of the Borrower’s obligations now or hereafter existing under this Agreement, irrespective of whether the Lender has made demand under this Agreement and although such obligations may be unmatured.  The Lender’s rights under this Section are in addition to other rights and remedies (including without limitation, other rights of set-off) which the Lender may have.

                20.  Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Advances or the Lender’s actions in the negotiation, administration, performance or enforcement hereof or thereof.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ATB Holdings Inc.

By:	/s/ Joseph R. Broan
Name:	Joseph R. Broan
Title:	Assistant Treasurer

CITIBANK, N.A.

By:	/s/ Gordon Dekuyper
Name:	Gordon Dekuyper
Title:	Attorney-in-Fact